EXHIBIT 99.1

Capstone Turbine (NASDAQ: CPST) Reports first quarter fiscal 2021 financial results

Capstone Posts Positive Adjusted EBITDA Results as Adjusted EBITDA Improved by $5.1M Quarter-Over-Quarter and $3.5M Year-Over-Year

Gross Margin Improved Twenty Percentage Points Compared to the Prior Quarter and Nine Percentage Points Compared to the Prior Year Quarter, as Part of the Company’s Positive Adjusted EBITDA Plan

Financial Results Webcast to be Held Today, August 6, 2020 at 1:45 PM PT; 4:45 PM ET

VAN NUYS, CA / ACCESSWIRE / August 6, 2020 / Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST), the world’s leading clean technology manufacturer of microturbine energy systems reports financial results for its fiscal 2021 first quarter ended June 30, 2020.

Financial Highlights of Fiscal 2021 First Quarter:

●	Capstone’s gross margin percentage expanded to 24%, an increase of 20 percentage points compared to the prior quarter and 9 percentage points compared to the prior year quarter as the Company executed against its Positive Adjusted EBITDA Plan.

●	Total gross margin increased $2.9 million, to $3.4 million on a sequential basis and increased $0.5 million, or 17% compared to the prior year quarter, despite lower revenues related to the ongoing COVID-19 pandemic.

●	Total revenue in the quarter was $14.2 million, up 22%, compared to $11.6 million in the prior quarter, but down 26% from $19.2 million in the prior year quarter, as orders and shipments were impacted by the ongoing COVID-19 pandemic.

●	Accessories, parts, aftermarket service, FPP long-term contracts, rentals, and Distributor Support System (DSS) revenue was $8.1 million, up 4% from $7.8 million in the prior quarter.

●	Inventory receipts decreased by $2.9 million, or 36%, to $5.1 million in the quarter compared to $8.0 million in the prior quarter and decreased $9.0 million, or 64%, compared to $14.1 million year-over-year, supporting improved liquidity and positioning the Company for positive working capital in the upcoming quarter.

●	Total cash and cash equivalents as of June 30, 2020, were $16.2 million, an increase of $1.1 million, compared to $15.1 million as of March 31, 2020.

●	New gross product orders were $5.5 million, and the book-to-bill ratio was 0.9:1 for the quarter.

●	Cash provided by financing activities was $3.1 million during the quarter, as the Company focused on liquidity as part of its COVID-19 Business Continuity Plan (BCP).

“I am thrilled that we were able to make good on our long-standing stated goal of Positive Adjusted EBITDA for the quarter ended June 30th despite the tremendous economic and public health impacts caused by COVID-19. These results are a $5.1 million improvement in Adjusted EBITDA compared to the March quarter, and a $3.5 million improvement year-over-year," said Darren Jamison, President and Chief Executive Officer of Capstone Turbine.

“The remarkable improvements in our business were driven by the hard work and commitment that Capstone’s employees and Leadership Team have put into lowering our operating expenses, increasing operational efficiencies and lowering inventory levels. This was also aided by the beginning of a modest rebound in product shipments as economies around the world begin to recover from the initial impact of the pandemic," added Mr. Jamison.

“I am especially pleased with our success in driving a significant margin expansion on both a sequential and year-over-year basis despite the impacts of COVID-19. This is a perfect example of how strategically important our high margin reoccurring business lines are to our business model and the long-term, profitable growth of Capstone,” concluded Mr. Jamison.

Financial Results for Fiscal 2021 First Quarter

Total revenue for the quarter decreased $5.0 million to $14.2 million, compared with total revenue of $19.2 million in the year-ago quarter. The decrease in revenue was the result of lower MWs shipped as project construction schedules were impacted by the global COVID-19 pandemic.

On a year-over-year basis, accessories, parts and service revenue declined $1. million, to $8.1 million compared to $9.1 million. The decrease in revenue was the result of lower parts and accessories shipped as product shipments to customers in non-essential sectors were impacted by the global COVID-19 pandemic.

Gross margin grew in the first quarter compared to the same period last year, primarily due to lower warranty expenses, revenue from the new factory long-term rental program, and improving service margins. Gross margin increased $0.5 million from $2.9 million in the year-ago quarter, to $3.4 million, representing a 17% increase.

Operating expenses in the first quarter of fiscal 2021 were $3.9 million, a decrease of $3.2 million, or 45% from $7.1 million in the year-ago quarter as the Company implemented its COVID-19 Business Continuity Plan to reduce operating expenses and increase working capital during the pandemic.

Adjusted EBITDA gain was $0.1 million for the first quarter of fiscal 2021, compared to an Adjusted EBITDA loss of $3.4 million in the year-ago quarter. Net loss per share improved to $0.17 cents per share compared to $0.77 cents in the year-ago quarter.

Cash and cash equivalents were $16.2 million as of June 30, 2020, compared to $15.1 million as of March 31, 2020.

Conference Call and Webcast

Capstone will host a live webcast on August 6, 2020, at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the fiscal 2021 first quarter ended June 30, 2020. Capstone will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to Capstone’s investor relation’s webpage at www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST) is the world's leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup, via our direct sales team, as well as our global distribution network. Capstone provides scalable solutions from 30 kWs to 10 MWs that operate on a variety of fuels and are the ideal solution for today's multi-technology distributed power generation projects.

For customers with limited capital or short-term needs, Capstone offers rental systems, for more information, contact: rentals@capstoneturbine.com. To date, Capstone has shipped nearly 10,000 units to 83 countries and in FY20, saved customers an estimated $219 million in annual energy costs and 368,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter, LinkedIn, Instagram, Facebook and YouTube.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Financial Tables to Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30,	March 31,
	2020	2020
Assets
Current Assets:
Cash and cash equivalents	$16,229	$15,068
Accounts receivable, net of allowances of $751 at June 30, 2020 and $703 at March 31, 2020	14,655	16,240
Inventories, net	17,582	21,460
Prepaid expenses and other current assets	4,778	3,987
Total current assets	53,244	56,755
Property, plant, equipment and rental assets, net	7,560	7,749
Non-current portion of inventories	1,571	1,221
Other assets	8,093	8,230
Total assets	$70,468	$73,955
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$10,804	$15,000
Accrued salaries and wages	1,159	1,644
Accrued warranty reserve	1,768	1,934
Deferred revenue	7,025	7,898
Current portion of notes payable and lease obligations	878	477
Total current liabilities	21,634	26,953
Deferred revenue - non-current	902	944
Term note payable, net	30,112	27,963
Long-term portion of notes payable and lease obligations	4,941	5,074
Total liabilities	57,589	60,934
Commitments and contingencies (Note 12)
Stockholders’ Equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 51,500,000 shares authorized, 11,084,940 shares issued and 11,023,921 shares outstanding at June 30, 2020; 10,286,366 shares issued and 10,228,789 shares outstanding at March 31, 2020	11	10
Additional paid-in capital	917,439	915,755
Accumulated deficit	(902,692)	(900,869)
Treasury stock, at cost; 61,019 shares at June 30, 2020 and 57,577 shares at March 31, 2020	(1,879)	(1,875)
Total stockholders’ equity	12,879	13,021
Total liabilities and stockholders' equity	$70,468	$73,955

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2020	2019
Revenue:
Product, accessories and parts	$8,936	$14,073
Service	5,257	5,171
Total revenue	14,193	19,244
Cost of goods sold:
Product, accessories and parts	7,995	12,232
Service	2,825	4,147
Total cost of goods sold	10,820	16,379
Gross margin	3,373	2,865
Operating expenses:
Research and development	370	938
Selling, general and administrative	3,546	6,237
Total operating expenses	3,916	7,175
Loss from operations	(543)	(4,310)
Other income (expense)	4	1
Interest income	8	—
Interest expense	(1,291)	(1,276)
Loss before provision for income taxes	(1,822)	(5,585)
Provision for income taxes	1	8
Net loss	(1,823)	(5,593)

Net loss per common share attributable to common stockholders—basic and diluted	$(0.17)	$(0.77)
Weighted average shares used to calculate basic and diluted net loss per common share attributable to common stockholders	10,598	7,258

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

	Three months ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	June 30,
	2020	2019
Net loss, as reported	$(1,823)	$(5,593)
Interest expense	1,291	1,276
Provision for income taxes	1	8
Depreciation and amortization	354	373
EBITDA	$(177)	$(3,936)
Stock-based compensation and other expense	298	262
Restructuring charges	-	300
Adjusted EBITDA	$121	$(3,374)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDA and Adjusted EBITDA, non-GAAP measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the company’s economic performance year-over-year. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before stock-based compensation and other expense, restructuring charges, and the change in warrant valuation. Stock-based compensation and other expense includes expense related to stock issued to employees, directors, and vendors. Restructuring charges include facility consolidation costs and costs related to the company’s cost reduction initiatives.

EBITDA and Adjusted EBITDA are not measures of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT: Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

Integra Investor Relations

Shawn M. Severson

415-226-7747

cpst@integra-ir.com